Exhibit 14

Mavik Capital Management, LP

Code of Ethics

January 1, 2025

CONFIDENTIAL: FOR INTERNAL COMPANY USE ONLY

Mavik Capital Management, LP
CODE OF ETHICS
January 1, 2025

I.    Introduction
Mavik Capital Management (“Mavik” or the “Firm” or the “Company”) was established in 2004 as Terra Capital Partners (“Terra”) and was rebranded as Mavik in 2021. Terra REIT Advisors, Mavik Capital Advisors, LLC, and Terra Fund Advisors, LLC (the “Advisors”, “Firm” or “us” or “we”), are Delaware limited liability companies that are registered as investment advisers under the Investment Advisers Act of 1940 (the “Advisers Act”), as amended (the “Advisers Act”). This Code of Ethics (“manual” or “Code”) serves as a joint manual for Mavik’s registered investment advisers (the “Advisers”).

II.    Overview
Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) provides that an adviser must adopt and enforce a code of ethics applicable to its Supervised Persons (as defined below).
The rule prohibits certain Supervised Persons from engaging in fraudulent, deceitful, or manipulative practices in connection with the purchase or sale of a security held or to be acquired by clients of an adviser, including mutual funds. The rule also requires reporting of personal securities holdings and transactions, including transactions in investment funds advised by an adviser or an affiliate. The rule is designed to foster the detection and prevention of fraudulent activities and prevent violations of the code of ethics.
Rule 17j-1 under the Investment Company Act of 1940 (“ICA”) makes it unlawful for investment company personnel and other “Access Persons” to engage in “fraudulent, deceptive or manipulative” practices in connection with their personal transactions in securities when those securities are held or to be acquired by an investment company. The Rule also requires the investment company’s investment adviser to adopt a Code of Ethics containing provisions “reasonably necessary to prevent” such prohibited practices.
Consistent with Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act, Mavik has adopted this Code of Ethics (the “Code”) which contains provisions reasonably necessary to prevent Mavik’s employees from engaging in any act, practice, or course of business that would defraud or mislead any of its clients, including the funds it advises (“Funds”), or that would constitute a manipulative practice.
III.    Statement of General Principles
Mavik holds its employees to a high standard of integrity and business practice. In serving its clients, the Company strives to avoid conflicts of interest or the appearance of conflicts in connection with the securities transactions of the Company and its employees. As an investment adviser and fiduciary to our clients, we have the responsibility to render professional, continuous, and unbiased investment advice. Fiduciaries owe their clients a duty of honesty, good faith, and fair dealing. Therefore, we must act at all times in the client’s best interests and must avoid or disclose conflicts of interests. This Code is designed to emphasize and implement these fundamental principles within our Company.
Mavik further recognizes its duties and responsibilities with respect to its fund clients registered under the ICA (“Registered Funds”) and their shareholders and in acknowledgement of each Registered Fund’s belief that its operations should be directed to the benefit of its shareholders, Mavik further adopts the following general principles to guide the actions of its directors, officers, and employees:

(1)        The interests of Registered Fund shareholders are paramount, and all of Mavik’s personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the shareholders before their own.

(2)        All personal transactions in Securities by Mavik’s personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Registered Funds and their shareholders.

(3)    All of Mavik’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a Registered Fund, or that otherwise bring into question the person’s independence or judgment.

IV.    Applicability
This Code of Ethics applies to all Supervised Persons of Mavik, including Mavik’s directors and officers. Supervised Persons must adhere to the Standards of Conduct set forth in Section VI below, including provisions requiring their compliance with laws and regulations. Additionally, Supervised Persons must provide initial and annual certifications of compliance with the Code, as well as acknowledgment of receipt of any amendments to the Code. Access Persons are subject to the personal securities transactions and holdings reporting requirements under this Code.
Terms such as “Supervised Person,” “Access Person” and “account” also include the person’s immediate family members (including any relative by blood or marriage living in the employee’s household), and any account in which he/she has a direct or indirect beneficial interest (such as a trust).
To avoid conflicts of interest and to satisfy Mavik’s duties towards its clients, this Code of Ethics addresses the personal securities trading of Supervised Persons, and Supervised Persons are required to comply with these provisions, as applicable.
V.    Definitions
A.    “Supervised Person” means:
(1)Directors, officers, and employees of Mavik (or other persons occupying a similar status or performing similar functions); and

(2)persons who, in the course of their regular functions or duties, participate in the process of purchasing or selling instruments or investments, or participate in making recommendations or obtaining information with respect to the purchase or sale of instruments or investments, on behalf of any of Mavik’s clients, including investment funds, and are subject to the Company’s supervision and control.

B.    “Access Person” means:
(1)a Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund the adviser or its control affiliates manage;
(2)a Supervised Person who is involved in making securities recommendations to clients on behalf of Mavik, or has access to such recommendations that are nonpublic; and
(3)Mavik’s directors and officers.

C.    “Affiliated Person” of another person means:
(1)any person directly or indirectly owning, controlling, or holding the power to vote, 5% or more of the outstanding voting securities of such other person;
(2)any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;
(3)any person directly or indirectly controlling, controlled by, or under common control with, such other person; and
(4)any officer, director, partner, co-partner, or employee of such other person.

D.    “Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the U.S. Securities Exchange Act of 1934. “Beneficial Ownership” includes accounts of a spouse, minor children and relatives residing in the home of the Access Person, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement, or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership.

E.    “Control” means the power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company.

F.    “Purchase or Sale of a Security” includes, among other acts, the writing or acquisition of an option to purchase or sell a security.

G.    “Reportable Fund” means:

(1)Any fund for which the Company serves as an investment adviser as defined in section 2(a)(20) of the Investment Advisers Act of 1940 (the “1940 Act”) or
(2)Any fund whose investment adviser or principal underwriter controls the Company, is controlled by the Company or is under common control with the Company.

VI.    Standards of Conduct
A.    Investment-related information learned by a Supervised Person during the course of carrying out Company-related duties or in communications between Supervised Persons is to be kept confidential until or unless publicly available. Such information may include, but is not limited to, portfolio-related research activity, brokerage orders being placed on behalf of a client, and recommendations to purchase or sell specific securities.
B.    Supervised Persons may not take or omit to take an action on behalf of a client or intentionally induce a client to take action for the purpose of achieving a personal benefit.
C.    Supervised Persons may not use actual knowledge of a client’s transactions to profit by the market effect of the client’s transaction.
D.    Supervised Persons will not take for themselves (or for accounts in which they have a beneficial interest) unique investment opportunities which should be made available to the Company’s clients.
VII.    Compliance with Laws; General Restrictions
A.    Supervised Persons must comply with all applicable federal securities laws. Each Supervised Person has the duty to know, understand and comply with federal securities laws and other legal obligations applicable to their duties and responsibilities.
B.    No Supervised Person may:
(1)Employ any device, scheme, or artifice to defraud a Fund or other client of the Mavik;
(2)Make to a Fund or other client of Mavik any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made in light of the circumstances under which they are made, not misleading;
(3)Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund or other client of Mavik;
(4)Engage in any manipulative practice with respect to a Fund or other client of Mavik; or
(5)Engage in any manipulative practice with respect to securities, including price manipulation.

C.    Personal Investments and Trading:
We require all Mavik Access Persons to adhere to the Company’s policies and procedures with respect to transactions for their personal investment accounts, unless the Chief Compliance Officer (the “CCO”) has granted an Employee or group of Employees an exception; such exceptions will be documented by the CCO. Our policies seek to avoid placing Employees in situations that could compromise their loyalty and judgment and to avoid the appearance of any conflicts of interest between our personal investing activities and our investing for Fund accounts.

1.Purchase and Sale of Securities by Employees

The CCO or his designee will review the personal investment holdings and transaction reports described below and will endeavor to detect and deter any abusive Employee trading practices which appear to misuse Fund information in any fashion or improperly favor the account or personal interests of any Employee over the interests of our clients.

The investment policies and procedures set forth herein apply to the investment transactions of each Employee, directly or indirectly, and to those of all of his or her immediate family members or other persons living in the same household. Unless otherwise notified by the CCO, the reporting requirements apply to all types of personal investments not exempt by the Advisers Act by Access Persons, not just those designated as restricted investments.

2.Personal Trading and Holdings Reviews

Mavik’s Personal Investments and Trading Policy is designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO or a designee will monitor Access Persons’ investment patterns to detect potentially abusive behavior. The CCO or a designee will review all reports submitted pursuant to the Personal Investments and Trading policy.

3.Additional Restrictions and Requirements:

General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security (including any security issued by the issuer of such Covered Security) in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale is being considered for purchase or sale by the Company, or is held in the Company portfolio unless such Access Person shall have obtained prior written approval for such purpose from the CCO.
An Access Person who becomes aware that the Company is considering the purchase or sale of any Covered Security must immediately notify the CCO of any interest that such Access Person may have in any outstanding Covered Security (including any security issued by the issuer of such Covered Security).
An Access Person shall similarly notify the CCO of any other interest or connection that such Access Person might have in or with such issuer.
The foregoing notifications or permission may be provided verbally, but should be confirmed in writing as soon and with as much detail as possible.

Initial Public Offerings and Limited Offerings. All Employees must obtain approval from the CCO or his designee before acquiring any Securities offered in connection with an IPO, a Private Placement, or an Initial Coin Offering (“ICO”).
Securities under Review; Blackout Period. No Access Persons shall execute a securities transaction in any security issued by an entity that the Company owns in its portfolio or is considering for purchase or sale unless such Access Person has obtained prior written approval for such purpose from the CCO. No Access Person may trade in the securities of any issuer appearing on the Restricted List until notified that the entity name no longer appears on the Restricted List.
Company Acquisition of Shares in Companies that Access Persons Hold Through Limited Offerings. Access Persons who have been authorized to acquire securities in a Limited Offering must disclose that investment to the CCO when they are involved in the Company’s subsequent consideration of an investment in the issuer, and the Company’s decision to purchase such securities must be independently reviewed by investment personnel with no personal interest in that issuer.
Other Securities Requiring Pre-Clearance Approval. In addition to the above outlined pre-clearance requirements, Access Persons must obtain approval from the CCO prior to entering into a transaction in publicly traded REITs, Commercial Mortgage-Backed Securities (“CMBS”) and any bonds issued by Mavik or any affiliates of Mavik.
D.    Acceptance of Gifts, Entertainment, and Gratuities
No Employee of Mavik (or any member of his or her immediate family or other person living in the same household) shall accept, directly or indirectly, any gifts or gratuities (including any free services or products, gifts, travel or entertainment, or any type of commission or other payment or loan) from persons or entities doing business or seeking to do business with Mavik without the prior approval of the CCO, when practical. Otherwise, such gifts and gratuities must be promptly reported to CCO following receipt. Gifts and gratuities that would be considered impermissible are those that may give the appearance of impropriety or a quid pro quo relationship.
These prohibitions do not apply to any items of de minimis value, including occasional meals or tickets to the theatre or sporting events or other similar entertainment. Nor do the prohibitions apply to personal loans from a recognized lending institution made in the ordinary course of business on customary terms. Unless otherwise notified by the CCO, all items with a value of $250 or less (either one single item, or in aggregate on an annual basis) shall be considered of de minimis value. If an Employee is not certain whether an item qualifies as a de minimis, he or she should consult with the CCO.
Employees must report their intent to accept gifts over $250 (either one single gift, or in aggregate on an annual basis) to the CCO by completing the Gifts and Entertainment section of the Quarterly Compliance Questionnaire. Similarly, if the estimated cost or value of an Employee’s portion of entertainment is greater than $1000, the Employee must report his or her attendance to the CCO by completing the Gifts and Entertainment Report Gifts and Entertainment section of the Quarterly Compliance Questionnaire.

E.    Gift and Entertainment Giving Policy

Mavik and its Employees are prohibited from giving gifts or entertainment that may appear lavish or excessive, and must obtain, when practical, approval to give gifts more than $250 or entertainment in excess of $1000 to any investor, prospective investor, or individual or entity that Mavik does, or is seeking to do, business with. If prior approval is not practical, the Employee must report the gift promptly after giving. Employees should seek approval by contacting the CCO.

Gifts and gratuities that would be considered impermissible are those that may give the appearance of impropriety or a quid pro quo relationship.

F.    Gifts, Payments or Compensation to Governmental or Political Officials

No gifts or payments of any kind (including money, products, services, travel, and entertainment) may be made to any governmental (including local, state or federal governments) or political official, without the prior approval of the CCO, whenever practical. Otherwise, such gifts or payments should be promptly reported to CCO and senior management following receipt. The purpose of this policy is to avoid placing Mavik in the embarrassing position of making a gift or payment that is perceived to be made to induce favorable business treatment or to affect any governmental action. Also, we want to avoid any situation which may interfere with the impartial discharge of such agent’s or employee’s duties. Reviewing any such gift by the CCO, especially with respect to a governmental or political recipient, will require a determination that such gift is permissible under applicable law and legitimate and generally accepted local customs, and that the value of such gift is not excessive.

All gifts and other payments described above should be fully documented by receipts, invoices, checks or similar means and should be properly accounted for on the books and records of Mavik.

VIII.    Prevention of Misuse of Nonpublic Information (to be read in conjunction with Appendix A)
A.     Introduction
Mavik forbids its Supervised Persons from trading or investing, either personally or on behalf of clients of Mavik, on the basis of material nonpublic information or from communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading”.
While the law concerning insider trading is not static, it is generally understood that the law prohibits:
(1)Trading or investing by an insider while in possession of material nonpublic information; or
(2)Trading or investing by a non-insider while in possession of material nonpublic information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential.

In addition, communicating material nonpublic information to others in breach of a fiduciary duty.

This policy applies to every Supervised Person and extends to activities within and outside their duties at the Company.
B.    To Whom Does This Policy Apply?
This policy applies to any transactions in any securities or other investments participated in by Supervised Persons, their family members, trusts, or corporations controlled by such persons. In particular, this policy applies to transactions by:
(1)the Supervised Person’s spouse;
(2)the Supervised Person’s minor children;
(3)any other relatives living in the Supervised Person’s household;
(4)a trust in which the Supervised Person has a beneficial interest, unless such person has no direct or indirect control over the trust;
(5)a trust as to which the Supervised Person is a trustee;
(6)a revocable trust as to which the Supervised Person is a settlor;
(7)a corporation of which the Supervised Person is an officer or director, or in which the Supervised Person holds more than 10% of a class of the corporation’s equity securities; or
(8)a partnership of which the Supervised Person is a partner (including most investment clubs) unless the Supervised Person has no direct or indirect control over the partnership.

Each Supervised Person is responsible for becoming familiar with these policies and procedures. The obligation to maintain the confidentiality of material nonpublic information continues to apply to individuals who cease to work with the Company, as long as they are in possession of proprietary or inside information.

Failure to observe these policies and procedures may give rise to disciplinary or legal action by the Company against any offending Supervised Person, up to and including termination. In appropriate cases, the Company may report violations to governmental or regulatory authorities.
Any questions concerning the policies and procedures described herein or their implementation should be addressed, and requests for exceptions to these policies and procedures should be referred, to the CCO or his or her designee. If you have any reason to believe that a violation of these policies and procedures has occurred or is about to occur, you must notify the CCO or his or her designee immediately.
C.    What is Material Information?
Trading or investing based on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Although there is no precise generally accepted definition of materiality, information is likely to be material if it relates to significant changes affecting such matters as:
1)dividend or earnings expectations;
2)write-downs or write-offs of assets;
3)additions to reserves for bad debts or contingent liabilities;
4)expansion or curtailment of company or major division operations;
5)proposals or agreements involving a joint venture, merger, acquisition, divestiture or leveraged buy-out;
6)new products or services;
7)exploratory, discovery or research developments;
8)criminal indictments, civil litigation, or government investigations;
9)disputes with major suppliers or customers or significant changes in the relationships with such parties;
10)labor disputes including strikes or lockouts;
11)substantial changes in accounting methods;
12)major litigation developments;
13)major personnel changes;
14)debt service or liquidity problems;
15)bankruptcy or insolvency;
16)extraordinary management developments;
17)public offerings or private sales of debt or equity securities;
18)calls, withdrawals, or purchases of a company’s own stock;
19)issuer tender offers; or
20)recapitalizations.

Note: The above list of examples is NOT exhaustive.

Information provided by a company could be material because of its expected effect on a particular class of the company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuses of “material” information reaches all types of securities (whether stock or other equity interests, corporate debt, government or municipal obligations, or commercial paper) as well as any option related to that security (such as a put, call or index security).

D.    What is Nonpublic Information?
1.    Generally. In order for issues concerning insider trading to arise, information must not only be material, but it must also be nonpublic. “Nonpublic information” is information which has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an insider is also deemed nonpublic information.
Once nonpublic information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions. However, for nonpublic information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, such as disclosure in a national business and financial wire service (Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (The Wall Street Journal or The New York Times) or a publicly disseminated disclosure document (a proxy statement or prospectus). The circulation of rumors, even if accurate, widespread, and reported in the media, does not constitute the requisite public disclosure. The information must not only be publicly disclosed, but there must also be adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered nonpublic until 24 hours after public disclosure.
Material non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as nonpublic information which must not be disclosed or otherwise misused. So long as any material component of the inside information possessed by a company has yet to be publicly disclosed, the information is deemed nonpublic and may not be misused.
2.    Information Provided in Confidence. Occasionally, a Supervised Person may become a temporary “insider” because of a fiduciary (i.e., a person or entity to whom property is entrusted for the benefit of another) or commercial relationship. As an insider, the Company has a fiduciary responsibility not to breach trust of the party that has communicated the material nonpublic information by misusing that information. This fiduciary duty arises because the Company has entered or has been invited to enter into a commercial relationship with the client or prospective client and has been given access to confidential information solely for the corporate purposes of that client or prospective client. This obligation remains whether or not the Company ultimately participates in the transaction.
3.    Information Disclosed in Breach of Duty. Analysts and portfolio managers at the Company must be especially wary of material nonpublic information disclosed in breach of a corporate insider’s fiduciary duty. Even where there is no expectation of confidentiality, a person may become an insider upon receiving material nonpublic information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of the fiduciary duty he or she owes the corporation and its shareholders. Whether the disclosure is an improper “tip” that renders the recipient a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite personal benefit may not be limited to a present or future monetary gain. Rather, a prohibited personal benefit could include a reputational benefit, or an expectation of a quid pro quo from the recipient or the recipient’s employer by a gift of the inside information.

A person may, depending on the circumstances, also become an insider or “tippee” when he or she obtains apparently material, nonpublic information by happenstance, including information derived from soc institutions, business gatherings, overheard conversations, misplaced documents, and “tips” from insiders or other third parties.
E.     Identifying Material Nonpublic Information
1.    Before trading or investing for yourself or others (including clients of the Company) in the securities or other interests of a company about which you may have potential material nonpublic information, ask yourself the following questions:
a.    Is this information that an investor could consider important in making his or her investment decision? Is this information that could substantially affect the market price of the securities or assets if generally disclosed?
b.    To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?
2.    Given the potentially severe regulatory, civil, and criminal sanctions to which the Supervised Person, the Company and its personnel could be subject, any Supervised Person who is uncertain as to whether the information he or she possesses is material nonpublic information should immediately take the following steps:
a.    Report the matter immediately to the CCO;
b.    Do not purchase or sell the securities or assets on behalf of yourself or others, including clients of the Company; and
c.    Do not communicate the information inside or outside the Company, other than to the CCO.
F.    Penalties for Insider Trading
Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to severe penalties even if he or she does not personally benefit from the violation. Some penalties which may be imposed include:

(1)civil injunctions;
(2)treble damages;
(3)disgorgement of profits;
(4)prison sentences;
(5)fines for the persons who committed the violation of up to three times the profit gained, or loss avoided, whether or not the person actually benefited; and

(6)fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained, or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

Terra Property Trust (“TPT”), a real estate investment trust (“REIT”) and an affiliate of Mavik, has adopted additional Insider Trading Policies and Procedures specific to TPT. These policies and procedures are included herein as Appendix A. All Mavik Supervised Persons are also required to abide by TPT’s Insider Trading Policies and Procedures.

IX.    Reporting
    A.    Covered Accounts
The reporting obligations below apply not only to securities transactions by an Access Person for his or her own account, but also for the account of a member of the Access Person’s immediate family, or any account in which an Access Person or a member of his or her immediate family may have a direct or indirect beneficial ownership interest.
    B.    Initial and Annual Reporting Requirements
Each Access Person must submit to the CCO or his or her designee:
(1)An initial report containing a complete list of the Access Person’s personal securities holdings, submitted no later than 10 days after the individual became an Access Person and current as of a date not more than 45 days prior to the date the individual became an Access Person, unless such Access Person certifies that the full extent of its current personal securities holdings (including Private Investments such as Hedge Funds and Private Equity holdings) are reflected in past brokerage statements that have already been delivered to the Company; and
(2)An annual report thereafter containing a complete list of the Access Person’s personal securities holdings (including Private Investments such as Hedge Funds and Private Equity holdings), current as of a date not more than 45 days prior to the date the report is submitted.
The securities holdings reports must contain, at a minimum:
(1)The type and title of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;
(2)The name of any broker, dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and
(3)The date the Access Person submits the report.

Access Persons may be able to instead provide brokerage statements, if they include all required information.
    C.    Quarterly Transaction Reporting Requirements
Each Access Person must submit to the CCO or his or her designee the following information within 30 days after the end of each calendar quarter:
(1)With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved; the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); The price of the Covered Security at which the transaction was effected; The name of the broker, dealer or bank with or through which the transaction was effected; and The date that the report is submitted by the Access Person.
(2)With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: the name of the broker, dealer or bank with whom the Access Person established the account; The date the account was established; and The date that the report is submitted by the Access Person.
D.    Confidentiality of Reports
Transactions and holdings report of Access Persons will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of this Code or to comply with requests for information from government agencies.
E.    Exemptions from Reporting
An Access Person is not required to submit reports with respect to the following securities or transactions in the following securities:
(1)Securities traded pursuant to an automatic investment plan;
(2)Securities issued by the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, and money market instruments;
(3)Shares of registered open-end investment companies (other than Reportable Funds);
(4)Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies, none of which are Reportable Funds
(5)Securities held in accounts over which the Access Person had no direct or indirect influence or control; and
(6)Securities which, if reported, would duplicate information contained in broker trade confirmations or account statements that the Company keeps, so long as the Company receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

X.    Monitoring and Review
A.    Annual Review
The CCO or his or her designee will review the adequacy of the Code and the effectiveness of its implementation at least annually and make recommendations for updating as a result of any changes in the regulations or changes in procedures.
B.    Certification of Compliance
Initial Certification
Each newly hired Supervised Person will be provided with a copy of the Code upon commencement of employment. As a condition of employment, each Supervised Person will be required to provide all necessary information regarding investments and directorships and will certify in writing that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; and (iii) agreed to comply with the terms of the Code in every respect. Such certification should be delivered to the CCO or his or her designee.
Acknowledgement of Amendments
Supervised Persons will be provided with any amendments to the Code and should submit a written acknowledgement that they have received, read, and understood the amendments to the Code. Such acknowledgment should be delivered to the CCO or his or her designee.
Annual Certification
Each Supervised Person will certify annually that they have read, understood, and complied with the Code. Such certification should be delivered to the CCO or his or her designee. In addition, the certification will include a representation that such Supervised Person has made all of the reports required by the Code and has not engaged in any prohibited conduct. If the Supervised Person is unable to make such a representation, the Company will require such Supervised Person to self-report any violations.
XI.    Recordkeeping
A.    Location
The Company will maintain the following records in a readily accessible place:
(1)A copy of each Code that has been in effect at any time during the past five years;
(2)A record of any violation of this or any other Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
(3)A record of all written acknowledgements of receipt of this Code and amendments for each person who is currently, or within the past five years was, a Supervised Person;
(4)A list of the names of persons who are currently, or within the past five years were, Access Persons and investment personnel;

(5)A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited or private offerings for at least five years after the end of the fiscal year in which approval was granted;
(6)A record of any decisions that grant employees or Access Persons a waiver from or exception to the Code;
(7)A record of persons responsible for reviewing Access Persons’ reports currently or during the last five years; and
B.    Maintenance of Records
These records will be kept for five years. For the first two years, the records will be kept in the Company’s offices, scanned to the Company’s shared drive, or maintained in ComplySci, the firms online compliance reporting portal, and in an easily accessible place for at least three years thereafter.
XII.    Disclosure of the Code
A description of the Company’s Code will be included on of the Advisers’ Form ADV Part 2 brochure if applicable. Employees are prohibited from distributing this Code to any third parties without prior approval from the CCO. Any employee who receives a request for a copy of the Code from a client or prospective client should forward that request to the CCO or his or her designee as soon as reasonably practicable.
XIII.    Administration and Enforcement of the Code
A.    Training and Education
The CCO or his/her designee is responsible for training and educating all Supervised Persons about this Code. Training regarding this Code will occur at least annually. All Supervised Persons are required to attend the training sessions and read any applicable materials.
B.    Report to Senior Management
The CCO or his or her designee will report material violations to senior management.
XIV.    Reporting Violations
Supervised Persons must report “apparent” or “suspected” violations in addition to actual or known violations of the Code to the CCO or his or her designee and must cooperate in any investigation relating to possible breaches of the Code. Supervised Persons are encouraged to seek advice from the CCO or his or her designee with respect to any action or transaction which may violate this Code and to refrain from any action or transaction which might lead to the appearance of a violation. The types of reporting by Supervised Persons required under this Code includes: (i) noncompliance with applicable laws, rules, and regulations; (ii) fraud or illegal acts involving any aspect of the Company’s business; (iii) material misstatements in regulatory filings, internal books and records, clients records or reports; (iv) activity that is harmful to clients, including fund investors; and (v) deviations from required controls and procedures that safeguard clients and the Company.
The Chief Financial Officer is an alternate person to whom employees may report violations in case the CCO or his or her designee is involved in the violation or is unreachable. Reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.
XV.    Sanctions
In the event of a failure by a Supervised Person to comply with the provisions of this Code or of applicable securities laws, the CCO may impose appropriate sanctions, including but not limited to a warning, fines, disgorgement, suspension, demotion, or dismissal. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

Appendix A

Insider Trading Policy
For Trading in the Securities of Terra Property Trust, Inc.
November 2024
The Board of Directors of Terra Property Trust, Inc. (the “Company”), has adopted this Insider Trading Policy (the “Policy”) to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material non-public information about a company from: (i) trading in securities of that company; or (ii) providing material non-public information about the Company or about other companies doing business with the Company to persons who may trade on the basis of that information.
Persons Covered by the Policy
All directors, officers, employees, associates1 and independent contractors of the Company as well as officers, employees and affiliates of Terra REIT Advisors, LLC (the “Manager”) must comply with the Policy as well as any “family member” (defined below), or any entity controlled by any such person (each a “Covered Person”).
“Family member” includes a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who live in a person’s household and any family members who do not live in a person’s household but whose transactions in Company securities are directed by such person or are subject to such person’s influence or control, such as parents or children who consult with such person before they trade in Company securities.
Each Covered Person will be held responsible for the actions of their family members and personal households. Consequently, Covered Persons should make their family members and personal households aware of the need to confer with them before they trade in Company securities, and should treat all such transactions for purposes of this Policy and applicable securities laws as if the transactions were for the Covered Person’s own account.
Transactions Covered by the Policy
This Policy applies to transactions in the Company’s securities (collectively, “Company Securities”), including the Company’s common stock, options to purchase common stock or any other type of securities that the Company may issue, including but not limited to preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.
This Policy applies to all transactions in Company Securities, including but not limited to purchases, sales, short sales, transactions in put options, call options or other derivative securities, hedging transactions, using Company Securities in any margin account or pledging Company Securities as collateral for a loan (collectively, “Covered Transactions”).
1 The term “associate” includes (1) any corporation or organization (other than the Company or a majority owned subsidiary of the Company) of which an insider is an officer, partner or member or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which the insider has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of the insider, or any relative of such spouse who has the same home as the insider or who is a director or officer of the Company or any of its "parents" or subsidiaries.

This Policy does not apply to certain transactions that may be conducted pursuant to benefit plans that may be offered by the Company, such as: (1) the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, (2) purchases of Company Securities in Company 401(k) plan resulting from a Covered Person’s periodic contribution of money to the plan pursuant to such Covered Person’s payroll deduction election, and (3) purchases of Company Securities in an employee stock purchase plan resulting from a Covered Person’s periodic contribution of money to the plan pursuant to the election such Covered Person made at the time of such Covered Person’s enrollment in the plan and purchases of Company Securities resulting from lump sum contributions to the plan, provided that such Covered Person elected to participate by lump sum payment at the beginning of the applicable enrollment period.
However, sales of stock options or shares received upon exercise of stock options or vesting of restricted stock, including sales to cover the purchase price of the stock underlying the options, broker sales of stock or options initiated as part of a cashless exercise of those stock options and certain elections made under the 401(k) plan or employee stock purchase plan are Covered Transactions.
Prohibition on Hedging and Pledging
Directors and executive officers of the Company are not permitted to (i) engage in hedging or monetization transactions involving Company securities, such as prepaid variable forwards, equity swaps, collars and exchange funds, or similar transactions, or (ii) pledge Company securities as collateral for a loan.
Pre-Clearance
Before a Covered Person enters into a Covered Transaction, a written request must be made to and approved by the Chief Compliance Officer (the “Chief Compliance Officer”) identified in the Code of Business Conduct and Ethics of Mavik Capital Management, LP, an affiliate of the Manager, or his or her designee, as appropriate. A form of Employee Trading Request is included with this Policy. Any approved Covered Transaction must be entered into within three (3) business days of such approval.
A request for pre-clearance should be submitted to the Chief Compliance Officer at least two (2) business days in advance of the proposed transaction. Any request for pre-clearance of a Rule 10b5-1 Plan or other plan or similar arrangement (or any amendment thereto) must be submitted to the Chief Compliance Officer at least five (5) days prior to the proposed execution of documents evidencing the proposed transaction.
Trading Window
In addition to the requirement to receive written approval as described above, a Covered Person may only enter into a Covered Transaction during the following periods:
•During the “Window Period” which refers to the period beginning on the second business day following the release to the public of the Company’s quarterly earnings for the preceding fiscal quarter or the release of information pertaining to other significant information relating to the Company and ending on the date that is 15 calendar days prior to the end of the then current fiscal quarter; and

•Any other period, provided that such approval will only be given under extraordinary circumstances.
From time to time, events or developments may occur that are material to the Company and are known by only a few directors, officers and/or employees or the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Compliance Officer, designated persons should refrain from trading in Company Securities even during the Window Period described above. In that situation, the Chief Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a blackout period may not be announced to the Company as a whole, and should not be communicated to any other person.
Trading On or Sharing Material Non-Public Information
No Covered Person may enter into a Covered Transaction while in possession of “Material Non-Public Information,” and all Covered Persons must certify that they are not in possession of Material Non-Public Information when submitting an Employee Trading Request for pre-clearance.
Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material.
Common examples of information that will frequently be regarded as material are:
•an earnings estimate or revision of a previously released earnings estimate;
•projections of future earnings or losses;
•a material new business venture for the Company; a significant expansion or curtailment of operations;
•a significant increase or decrease in earnings or any of the Company’s other key financial metrics and results;
•a merger, acquisition or joint venture;
•significant borrowing or a default;
•liquidity problems;
•major litigation or regulatory matters;
•news of a significant purchase or sale of property or assets or the disposition of a subsidiary;
•significant financings and other events regarding the Company’s securities (e.g., defaults on securities, calls of securities for redemption, repurchase plans, changes in dividend policies or the declaration of a stock split or the offering of additional securities);
•change in management or the Board of Directors of the Company;
•change in or dispute with the Company’s independent registered public accounting firm or auditor;
•a conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements or auditor’s report regarding such financial statements should no longer be relied upon, or that a restatement will be needed;
•significant cybersecurity incidents, including vulnerabilities or data breaches; or
•other information that, if known, reasonably could influence investment decisions.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. Any person covered by this Policy should resolve any question concerning materiality of particular information in favor of materiality, and thus the activities prohibited by this Policy should be avoided until such information has been publicly disclosed or it has been determined that such information is not, or has ceased to be, material. The SEC takes a broad view as to what information is considered material.
Information that has not been disclosed to the public is generally considered to be “non-public information.” In order for information to be considered “public,” the information must be widely disseminated through newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. If you have any questions as to whether certain information is “material” or “nonpublic,” please contact the Chief Compliance Officer.
No Covered Person who is aware of Material Non-Public Information relating to the Company may, directly, or indirectly through family members or other persons or entities, disclose Material Non-Public Information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.
In addition, no Covered Person who, in the course of working for the Company, learns of Material Non-Public Information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.
Compliance with this Policy, Laws and Regulations
Certain directors, officers and employees of the Company and the Manager are subject to the reporting requirements and short-term trading restrictions set forth in Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any profits made in a round trip transaction (in other words, a purchase followed by a sale, or sale followed by a purchase in each case within six (6) months) by Covered Persons subject to Section 16 of the Exchange Act are recoverable by the Company, even if the round trip transaction was done inadvertently.
In addition, certain Covered Persons may be required to report transactions under Section 13(d) of the Exchange Act or Rule 144 of the Securities Act of 1933, as amended.
In each case, a Covered Person is responsible for complying with this Policy and all applicable securities laws, rules and regulations and ensuring that their family members residing in their households and entities controlled by them or any such family member comply with this Policy and all applicable securities laws, rules and regulations.
Any Covered Person who enters into a Covered Transaction other than in accordance with this Policy or who knowingly allows family members residing in such Covered Person’s household and entities controlled by such Covered Person or any such family member to enter into Covered Transactions other than in accordance with this Policy will be subject to discipline, up to and including termination.

10b5-1 Plans
Covered Persons may enter into a Covered Transaction outside of a Window Period and without pre-clearance only if such Covered Transaction is made pursuant to an arrangement meeting the conditions specified in clause (c)(1) of Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”), which has been pre-approved in writing by the Chief Compliance Officer.
To comply with the Policy, a Rule 10b5-1 Plan must be entered into at a time when the Covered Person entering into the plan is not aware of Material Non-Public Information and is not otherwise subject to a blackout period, and must comply with all of the requirements of Rule 10b5-1. Once the plan is adopted, the Covered Person must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance, include a formula or algorithm for determining the amount, pricing and timing, or delegate discretion on these matters to an independent third party. If you have any questions regarding the requirements of Rule 10b5-1, the Company’s Chief Compliance Officer will provide you with a summary of the applicable parameters.
In the case of a director or executive officer subject to Section 16 of the Exchange Act, any Rule 10b5-1 Plan must also include a requirement that the director or executive officer’s broker notify the Company before the close of business on the day after the execution of any transaction. No person may have more than one Rule 10b5-1 Plan or overlapping Rule 10b5-1 Plans, except to the extent permitted by Rule 10b5-1.
Modifications to or terminations of Rule 10b5-1 Plans must be carefully considered and generally are discouraged absent compelling circumstances. In all cases, any modification to or termination of a Rule 10b5-1 Plan must also comply with all of the requirements set forth in this Policy, including pre-clearance, occurrence outside of a blackout period and compliance with any required waiting period under Rule 10b5-1.
Any Rule 10b5-1 Plan (or amendment to any such Rule 10b5-1 Plan) must be submitted for pre-clearance five (5) days prior to the entry into (or amendment of) the Rule 10b5-1 Plan. No further pre-clearance of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. Any plan to terminate a Rule 10b5-1 Plan must be submitted for approval at least two business days prior to the proposed termination. The Company reserves the right to withhold pre-clearance of any Rule 10b5-1 Plan (or amendment thereto or termination thereof) that the Company determines is not consistent with the rules regarding such plans.
Post Transaction Notice

To facilitate public reporting requirements, each director and executive officer shall also notify the Chief Compliance Officer (or his or her designee) of (i) the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company, or (ii) the entry into, amendment or termination of any plan (including, but not limited to, a Rule 10b5-1 Plan) with respect to the purchase or sale of Company securities, in each case, as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

Certifications

From time to time on request from the Chief Compliance Officer, each employee, officer and director will be required to certify his or her understanding of and intent to comply with this Policy. In addition, directors and officers will be expected to make this certification no less frequently than annually.

FORM EMPLOYEE TRADING REQUEST FORM FOR TRADING IN
TERRA PROPERTY TRUST, INC. SECURITIES
In accordance with the Insider Trading Policy for Trading in the Securities of Terra Property Trust, Inc. securities, I request to enter into the following transaction:

Proposed Date of Transaction	Nature of Transaction (Purchase/Sale) Number of Securities

In making the above request, I certify that I am not in possession of Material Non-Public Information about Terra Property Trust, Inc., and that the above transaction is in compliance with the Insider Trading Policy for Trading in the Securities of Terra Property Trust, Inc. and all applicable policies and procedures with respect to insider trading and the use of Material Non-Public Information.
Submitted by:
Signature: ______________________________
Date: ______________________________

Approved by: __________________________
Signature: __________________________
Date: __________________________
For Internal Use Only

Appendix B
Acknowledgement of Receipt of Mavik’s Code of Ethics

I hereby certify that I have received the above copy of Code of Ethics of Mavik (the “Code”) and have read the Code and understand its requirements. I further certify that I am subject to the Code, will comply with its requirements in every respect and will not engage in conduct prohibited by the Code.

Name:

Position:

Date:

Signature:

For Internal Use Only